Limited Power of Attorney
Securities Law Compliance


The undersigned, as an officer, director or stockholder of Integrated Silicon Solution, Inc., a Delaware corporation (the "Corporation"), hereby constitutes and appoints Ruth A. Hewson, Gary L. Fischer and Jimmy Shueh-Mien Lee, and each of them acting alone, the undersigned's true and lawful attorney-in-fact and agent to complete and execute Forms 3, 4, and 5 and other forms as such attorney shall in their discretion determine to be required or advisable pursuant to Section 16 of the Securities Exchange Act of 1934 (as amended) and the rules and regulations promulgated thereunder, or any successor laws and regulations, as a consequence of the undersigned's ownership, acquisition or disposition of securities of the Corporation, and to do all acts necessary in order to file such forms with the Securities and Exchange Commission, the Corporation and such other person or agency as the attorney shall deem appropriate. The undersigned hereby ratifies and confirms all that said attorneys-in-fact and agents shall do or cause to be done by virtue hereof.

	This Limited Power of Attorney shall continue for so long as the undersigned shall be subject to the reporting requirements under Section 16 of the Securities and Exchange Act of 1934, as amended, unless earlier terminated by the undersigned by written notice to the attorneys appointed hereby.

	This Limited Power of Attorney shall be governed by and construed and enforced in accordance with the laws of the State of California.

	This Limited Power of Attorney is executed at Santa Clara, California as of the date set forth below.

	/s/ Gary L. Fischer


	 Gary L. Fischer



	July 22, 2003

Witness:

/s/ Suzanne Weaver

 Suzanne Weaver